Exhibit (d)(8)

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

SECOND AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS
of
SERIES D CONVERTIBLE PREFERRED STOCK
of
GLOBAL DIVERSIFIED INDUSTRIES, INC.

GLOBAL DIVERSIFIED INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Nevada (“Corporation”) does hereby certify as follows:

1.           The Amended and Restated Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of the Corporation (the “Amended and Restated Series D Designations”) were filed with the Nevada Secretary of State on or before December 20, 2010 and evidence of such filing is attached hereto as Exhibit A.

2.           The Amended and Restated Series D Designations are hereby amended to increase the number of shares of Series D Convertible Preferred Stock authorized for issuance from 8,456,511 to 10,936,511.

3.           The terms and conditions of the Amended and Restated Series D Designations that have not been modified by this amendment shall remain in full force and effect.

IN WITNESS WHEREOF, this Second Amendment to the Certificate of Designations, Preferences and Rights of the Amended and Restated Series D Convertible Preferred Stock has been executed by a duly authorized officer of the Corporation on this 19th day of December, 2010.

GLOBAL DIVERSIFIED INDUSTRIES, INC.

By: /s/ Adam DeBard
      Name:  Adam DeBard
      Title:  Secretary